Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Fiscal 2014 First Quarter

Net income of $4.0 million shows a significant increase from prior quarter and 2013 Q1

Sioux Falls, South Dakota – February 4, 2014, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the first quarter of fiscal 2014 ended December 31, 2013

•	MFG’s fiscal 2014 first quarter net income totaled $4.0 million versus $3.5 million in the prior quarter and $3.1 million in the first quarter of fiscal 2013.

•	First quarter average assets grew to $1.79 billion, compared to $1.62 billion last year, an increase of 10% primarily driven by Meta Payment Systems (“MPS”) deposit growth.

•	Net interest income was $10.5 million in the first quarter of fiscal 2014, an improvement of $1.7 million when compared to $8.8 million in the first quarter of fiscal 2013.

•	The MPS segment recorded 2014 fiscal first quarter earnings of $2.1 million compared to $1.5 million for the same fiscal 2013 period.

•	The Traditional Bank (“Retail Bank”) segment recorded 2014 fiscal first quarter earnings of $2.3 million compared to $1.8 million for fiscal 2013 first quarter.

•
Retail Bank loans increased by $24.5 million during the fiscal 2014 first quarter, or 7% compared to the quarter ended September 30, 2013, and by $88.8 million, or 27%, compared to the quarter ended December 31, 2012.

•	Non-performing assets (“NPA”) were 0.04% of total assets at December 31, 2013 compared to 0.05% at September 30, 2013.

•
Tangible book value per common share decreased by $0.15, or 0.6%, from $23.17 at September 30, 2013 to $23.02 per share at December 31, 2013 primarily as a result of unrealized securities losses caused by increased interest rates in the 2014 first fiscal quarter.

•	Overall cost of funds at MetaBank was 0.16% during the quarter compared to 0.23% for the same quarter last fiscal year.

Meta Financial Group, Inc. (NASDAQ: “CASH” – NEWS) reported net income for the 2014 fiscal first quarter of $4.0 million, or 65 cents per diluted share, compared to $3.1 million, or 57 cents per diluted share, for the prior year period.

Chairman and CEO J. Tyler Haahr commented, “Meta had a solid quarter that gets us off to a very good start for the fiscal year.  We continued to demonstrate our ability to grow MPS-related deposits and Retail Bank loans while maintaining our pristine credit quality.  As expected, our investment portfolio contributed to the solid quarter as slower prepayments in our Agency mortgage-backed securities (“MBS”) portfolio helped to elevate the overall net interest margin by 21 basis points from the prior quarter, with further improvement expected based on the current interest rate environment.

The loan portfolio continued to show strong growth in our markets which we believe should also bolster earnings going forward.  MPS card fees grew by 12%, and our Simplexes business had its largest December quarter ever.  Our already low non-performing asset ratio continued to show even more improvement as did our cost of funds.

Our book value was again primarily affected by the impact of Accumulated Other Comprehensive Income (“AOCI”) related to temporary mark-to-market adjustments on the investment securities portfolio.  These Generally Accepted Accounting Principles (“GAAP”) required calculations do not reflect what management believes will be a more significant increase in the Company’s value and earnings as a result of our level of non-interest bearing deposits.  Also worth noting is that AOCI has no effect on regulatory capital.” Haahr concluded.

Summary Financial Data *	Three Months Ended
	12/31/2013	9/30/2013	12/31/2012
Net Interest Income - millions	$10.5	$9.2	$8.8
Non Interest Income - millions	13.6	13.4	13.4

Net Income - millions	4.0	3.5	3.1
Diluted Earnings per Share	0.65	0.58	0.57

Net Interest Margin	2.71%	2.50%	2.50%
Non-Performing Assets - % of Total Assets	0.04%	0.05%	0.10%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue

Total revenue (net interest income plus non-interest income) for the 2014 fiscal first quarter was $24.1 million compared to $22.2 million for the same quarter last year.

Net interest income in the first quarter of fiscal 2014 increased by $1.7 million, or 19.5%, from the same period in fiscal 2013 primarily due to interest income on MBS increasing due to lower premium amortization on slower prepayment speeds.  Additionally, significant growth in lending by the Retail Bank contributed to increased loan interest income when compared to fiscal 2013.  In addition, interest expense decreased from the comparable fiscal 2013 quarter.

First quarter non-interest income increased slightly to $13.6 million from $13.4 million for the same quarter last fiscal year.  Card fee income increased $1.4 million, or 12.0%, and was offset by lower gains from the sale of securities as the Company recorded a $1,000 loss on sale this quarter, but a $1.7 million gain in the comparable quarter last year.

Net Interest Income

Net interest income for the fiscal 2014 first quarter was $10.5 million, up $1.7 million, or 19.5%, from the same quarter last fiscal year.  Net interest margin increased from 2.50% in the 2013 first quarter to 2.71% in the first quarter of 2014.  Overall, average earning asset yields increased by 9 basis points due to increased yield provided within the securities portfolio.  When using a taxable equivalent yield (“TEY”), the increase was 14 basis points.

The yield on non-MBS investment securities increased by 3 basis points, and by 19 basis points on a TEY basis.  The yield on MBS increased 29 basis points.  Average quarterly TEY on the securities portfolio increased by 26 basis points in the first quarter of fiscal 2014 compared to the same quarter of the prior year.  These components more than offset the decrease of 52 basis points in the yield on the Retail Bank loan portfolio.  It should be noted that loan growth and related higher mix of loans to investments has also helped yields.

The Company’s average interest-earning assets for the fiscal 2014 first quarter grew by $185.2 million, or 12.0%, to $1.73 billion from the same quarter last year.  This increase primarily reflects the average balance growth in the securities and loan portfolios of $120.8 million and $64.4 million, respectively. Also contributing to the increase in net interest margin in the most recent quarter was the continued decrease of 33 basis points in the cost of interest-bearing liabilities. This decrease was primarily driven by a lower cost of time deposits attributable to the renewal of certificates of deposits (“CDs”) at lower rates.

We expect, based on current interest rates, that the overall yield on the securities portfolio will continue to improve based on prepayment speeds slowing and reduced premium amortization levels on MBS, along with improved investment opportunities from increasing non-interest bearing deposits and existing securities portfolio pay downs.

Overall, the cost of funds for all deposits and borrowings decreased by 7 basis points to 0.16% during the 2014 first quarter from 0.23% in the 2013 first quarter.  This reduction in cost resulted primarily from ongoing growth in non-interest bearing deposits generated by MPS programs, which generally carry a lower cost than our Traditional Bank deposits.  The Company believes this lower cost of funds, due to its large and increasing volume of non-interest bearing deposits, is a significant competitive advantage, particularly in a rising interest rate environment as the Company’s cost of funds will likely remain relatively low, with less increase expected relative to other banks, providing potential for more rapid and sustainable net interest margin increases when compared to other banks.

The Company’s average total deposits and interest-bearing liabilities for the first quarter of fiscal 2014 increased $175.3 million, or 12% from the same quarter last year, to $1.63 billion.  This increase was generated primarily from an increase in MPS related non-interest bearing deposits and overnight Fed Funds purchased.  MPS average quarterly deposits increased $96.4 million, or 8.9%, from the same period last year.  The Company’s average overnight Fed Funds purchased was up $46.1 million compared to the same quarter last year.

Non-Interest Income

2014 first quarter non-interest income of $13.6 million increased approximately 1.5% from $13.4 million compared to the same quarter in 2013.  Card fee income increased $1.4 million, or 12%, primarily due to growth in the MPS Simplexes and virtual card programs.  While revenue from the partner affected by the business interruption continues to ramp up, the pace is slower than anticipated.   Additionally, there was a decrease in loss on sale of foreclosed real estate of $0.4 million and a decrease in gain on sale of securities of $1.7 million.

Non-Interest Expense

Non-interest expense increased $1.0 million, or 5.4%, to $19.1 million for the 2014 first quarter as compared to $18.1 million for the same period in fiscal 2013.  Compensation expense increased $0.7 million, or 8.1%, in the fiscal 2014 first quarter compared to the same quarter in fiscal 2013 as a result of the Company’s investments in resources to support regulatory, operational and growth initiatives.

Loans

Total loans, net of allowance for loan losses, increased $22.1 million, or 5.8%, to $402.5 million at December 31, 2013 compared to September 30, 2013, and by $85.2 million, or 26.9%, compared to December 31, 2012.  This increase from the prior quarter primarily relates to increases in commercial and multi-family real estate loans and residential real estate loans of $11.5 and $9.9 million, respectively, during the quarter.  These categories, as well as agricultural loans, have also risen significantly over the last year.

The Company did not record a provision for loan loss during the three months ended December 31, 2013.  The allowance for loan losses increased to $4.3 million, or 1.1% of outstanding loans, at December 31, 2013 compared to an allowance of $3.9 million, or 1.0% of total loans, at September 30, 2013.

Credit Quality

The Retail Bank’s non-performing assets at December 31, 2013 were $0.7 million representing 0.04% of total assets compared to $0.8 million and 0.05% of total assets at September 30, 2013.  As had been the case at December 31, 2012, there were no non-performing assets within the MPS segment at December 31, 2013.

The Retail Bank non-performing loans totaled $0.6 million at December 31, 2013, representing 0.1% of total loans, compared to $0.7 million, or 0.2%, of total loans at September 30, 2013.  The Retail Bank’s level of foreclosed real estate and repossessed assets remained unchanged from September 30, 2013 at $0.1 million.

Investments

Total investments and mortgage-backed securities increased by $94.2 million, or 8.1%, to $1.3 billion at December 31, 2013 as compared to September 30, 2013.  Investment securities increased $71.9 million primarily resulting from purchases of non-bank qualified (“NBQ”) municipal securities. MBS increased $22.3 million.  Average quarterly taxable equivalent yield on the securities portfolio increased by 26 basis points in the first quarter of fiscal 2014 when compared to the prior quarter.  The increase in yield was primarily driven by lower premium amortization on slower prepayment speeds in the MBS portfolio, which is expected to continue.

The Bank continues to execute its investment strategy of primarily purchasing NBQ municipal bonds and MBS.  The NBQ municipal bonds are tax exempt and as such have a tax equivalent yield higher than their book yield.  The tax equivalent yield calculation for NBQ municipal bonds uses the Company’s cost of funds as one of its components.  With Meta’s large volume of non-interest bearing deposits, the tax equivalent yield for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than most other banks can realize on the same instruments.  The Company has also purchased a number of variable-rate securities during the quarter.  This strategy sacrifices some short-term yield, but positions the Company well for future interest rate increases.

Deposits and Other Liabilities

Total average deposits for the 2014 fiscal first quarter increased by $136.7 million, or 10.5% as compared to the same period in fiscal 2013.  Total deposits increased $65.6 million, or 5.0%, to $1.4 billion at December 31, 2013 as compared to $1.3 billion at September 30, 2013.  Average non-interest bearing checking deposits for the 2014 fiscal first quarter were up $105.4 million.  Non-interest bearing checking was up $91.7 million on December 31, 2013 from September 30, 2013.  CDs decreased by $26.1 million primarily related to scheduled maturities in local market public funds that were planned to balance the seasonal increase in MPS-related deposits.  The average balance of total deposits and interest-bearing liabilities was $1.6 billion for the three month period ended December 31, 2013 compared to $1.4 billion for the same period in the prior fiscal year.

Business Segment Performance

Meta Payment Systems

For the 2014 first quarter, MPS recorded net income of $2.1 million, compared to $1.5 million for the same period last year.  Improvements were recorded in net interest margin and card fee income.  Total first quarter average MPS-generated deposits increased by $96.4 million, or 8.9%, from growth in prepaid card programs, compared to the same 2013 quarter.

Traditional Bank

The Retail Bank segment recorded net income of $2.3 million for the first quarter of fiscal 2014, compared to net income of $1.8 million in the comparable quarter of fiscal 2013.  The increase in net income was primarily due to an increase of $1.2 million in investment securities portfolio interest income and $0.4 million in loan interest income offset by a decreases of $1.1 million in non-interest income from the sale of securities as the Company recorded a $1,000 loss on sale this quarter, but a $1.7 million gain in the comparable quarter last year.  Retail Bank loan balances were up $24.5 million in the fiscal 2014 first quarter compared to September 30, 2013, and increased by $88.8 million compared to December 31, 2012.

Capital Ratios

At December 31, 2013, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 9.01% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 22.86% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 22.28% compared to the well-capitalized requirement of 6.0%.  MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 9.15%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank™ (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve) and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	December 31, 2013	September 30, 2013
Assets
Cash and cash equivalents	$31,865	$40,063
Investments and mortgage-backed securities	1,263,398	1,169,219
Loans receivable, net	402,478	380,428
Other assets	109,218	102,279
Total assets	$1,806,959	$1,691,989

Liabilities
Deposits	$1,381,134	$1,315,283
Other borrowings	267,559	216,456
Other liabilities	15,627	17,266
Total liabilities	1,664,320	1,549,005

Stockholders' equity	142,639	142,984
Total liabilities and stockholders' equity	$1,806,959	$1,691,989

Consolidated Statements of Operations

	For the Three Months
	Ended December 31:
(Dollars In Thousands, Except Share and Per Share Data)	2013	2012

Interest income	$11,162	$9,630
Interest expense	649	833
Net interest income	10,513	8,797
Provision for loan losses	-	-

Net interest income after provision for loan losses	10,513	8,797
Non-interest income	13,587	13,410
Non-interest expense	19,061	18,078

Income before income tax expense	5,039	4,129
Income tax expense	1,037	1,004

Net income	$4,002	$3,125

Earnings per common share
Basic	$0.66	$0.57
Diluted	$0.65	$0.57

Selected Financial Information

For the Three Months Ended December 31,	2013	2012

Return on average assets	0.90%	0.77%
Return on average equity	10.89%	8.55%
Average shares outstanding for diluted earnings per share	6,170,948	5,498,500

At Period Ended:	December 31, 2013	September 30, 2013

Equity to total assets	7.89%	8.45%
Book value per common share outstanding	$23.42	$23.55
Tangible book value per common share outstanding	$23.02	$23.17
Common shares outstanding	6,089,986	6,070,654
Non-performing assets to total assets	0.04%	0.05%